UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 2, 2012

Warwick Valley Telephone Company
(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York		10990
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	845-986-8080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 2, 2012, Warwick Valley Telephone Company (the “Company”) entered into a supplement to its February 18, 2003 master loan agreement (the “Master Loan Agreement”) with CoBank, ACB (“CoBank”). The supplement increased the Company’s unsecured revolving loan facility to $10,000,000. The information regarding this revolving loan facility in Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 2, 2012, the Company and CoBank entered into a third supplement to the Master Loan Agreement (the “Third Supplement”) to establish a $10,000,000 revolving loan facility (the “CoBank Revolving Loan”), which may be used by the Company for working capital, capital expenditures and general corporate expenditures. Also on August 2, 2012, the Company drew down $6,095,000 under the CoBank Revolving Loan to (a) payoff of $5,016,000 for the second supplement to the Master Loan Agreement, (b) pay amounts due to Alteva, LLC (now Avetla, LLC) and (c) related closing costs associated with the CoBank Revolving Loan. The CoBank Revolving Loan matures on August 2, 2013.

Under the CoBank Revolving Loan, interest accrues on outstanding indebtedness at an interest rate selected by the Company. The Company may select a variable rate option or a LIBOR plus 4.50% option. The Company is required to also pay an unused line fee of 0.50% per annum. Interest is payable in arrears on a quarterly basis. The Company may prepay the Third Supplement at any time, subject to certain notice requirements and the payment of a LIBOR breakage fee, if applicable.

In connection with the CoBank Revolving Loan, the Company and CoBank also amended the Master Loan Agreement pursuant to an amendment letter (the “MLA Amendment”) as follows: (a) the maximum Total Leverage Ratio (as such term is defined in the MLA Amendment) was changed to 2.50x, (b) the minimum Debt Service Coverage Ratio (as such term is defined in the MLA Amendment) was changed to 2.50x and (c) a minimum Fixed Charge Coverage Ratio (as such term is defined in the MLA Amendment) of 1.00x was added to the Master Loan Agreement.

Under the MLA Amendment, if the Company exercises its put right to require one of the other limited partners of the Orange County-Poughkeepsie Limited Partnership (the “O-P”) to purchase the Company’s limited partnership interest in the O-P, then the Company must prepay any amounts outstanding under the CoBank Revolving Loan and the CoBank Revolving Loan may terminate. The Master Loan Agreement also requires the Company to comply with certain customary affirmative and negative loan covenants (including the financial ratios described above and customary restrictions on dividends) and representations and warranties. The Master Loan Agreement also contains customary events of default, including among others, certain events of insolvency or bankruptcy, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with covenants. If an event of default occurs and is continuing under the Master Loan Agreement, the entire outstanding balance may become immediately due and payable.

The full text of the Third Supplement (and the promissory note issued by the Company in connection therewith) and MLA Amendment will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: August 8, 2012	By:	/s/ Duane W. Albro
Duane W. Albro
Chief Executive Officer